SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PRGX GLOBAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

June 6, 2012

To our Shareholders,

This Supplement is being made available to our shareholders on or about June 6, 2012 and amends and supplements our proxy statement dated May 2, 2012 (as supplemented on May 25, 2012, the “Proxy Statement”) delivered in connection with the 2012 Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 19, 2012, at 9:00 a.m. (the “2012 Annual Meeting”).

On June 5, 2012, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the 2012 Annual Meeting. “Proposal 4: Amendment to the 2008 Equity Incentive Plan” in the Proxy Statement (“Proposal 4”) received an unfavorable recommendation from ISS because (i) the shareholder value transfer under the 2008 Equity Incentive Plan, as determined by ISS, was greater than ISS’s company-specific allowable cap and (ii) the share multiplier for the commitment limiting the amount of equity awards other than options or SARs that we intend to grant over the next three fiscal years was too low.

In response to the ISS recommendation, we are revising the proposed amendment to the 2008 Equity Incentive Plan for which the Company is seeking approval at the 2012 Annual Meeting, described under Proposal 4 in the Proxy Statement. As a result of this revision, the proposed amendment to the 2008 Equity Incentive Plan, if approved by the shareholders, would increase the number of shares covered by the plan by 2,200,000 (rather than 2,500,000 as originally contemplated). The total number of shares that may be issued under the plan would therefore be increased from 5,400,000 to 7,600,000 (rather than 7,900,000 as originally contemplated). As a result of this Supplement, all references in the Proxy Statement (including any Appendix thereto) and proxy card to such 2,500,000 number and such 7,900,000 number are hereby amended to be 2,200,000 and 7,600,000, respectively.

In addition, to address any shareholder concerns regarding Proposal 4, we included in Proposal 4 on page 12 under the heading “Reason for and Purpose of the Amendment” a commitment limiting the amount of equity awards that we intend to grant over the next three fiscal years. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, the Proxy Statement states that “shares issued pursuant to awards other than options or SARs (as defined below) will count as 1.5 shares.” However, in response to the ISS recommendation, we are increasing the share multiplier for shares issued pursuant to awards other than options or SARs from 1.5 to 2.0 and replacing the referenced sentence in the Proxy Statement with the following:

“For purposes of calculating the number of shares granted in a fiscal year with respect to the commitment, shares issued pursuant to awards other than options or SARs (as defined below) will count as 2.0 shares.”

If Proposal 4 is approved by our shareholders at the 2012 Annual Meeting, we intend to honor the commitment set forth in Proposal 4, and the commitment previously disclosed by us in connection with the approval of the amendment to the 2008 Equity Incentive Plan by our shareholders at the 2010 Annual Meeting of Shareholders. With respect to compliance to date with the grant rate commitment made in 2010 (applicable to equity awards granted during the years 2010-2012), our actual grant rate in each of the first two years of that commitment (2010 and 2011) has been less than the grant rate commitment using the applicable multiple of 1.5 for any awards other than options or SARs (as defined in the Proxy Statement) during that period. We also believe that our total grants in 2012 will result in full compliance with the original grant rate commitment (for the years 2010-2012) using the 1.5 multiple for awards other than options or SARs (as defined in the Proxy Statement).

The Board of Directors continues to recommend a vote FOR Proposal 4:

Amendment to the 2008 Equity Incentive Plan.

Voting Information and Procedures

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you wish to change your vote before it is tabulated at the meeting, you may revoke your proxy by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•

attending the 2012 Annual Meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to attend and vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to attend or vote at the meeting.

This Supplement updates the Proxy Statement only as described above. There are no other changes to the Proxy Statement and all information set forth in the Proxy Statement, as revised by this Supplement, should be considered in casting your vote by proxy or in person at the 2012 Annual Meeting.

Sincerely,

/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary
and General Counsel

This Supplement, the Proxy Statement and our Annual Report on Form 10-K for the year ended

December 31, 2011 are available at www.prgx.com/proxy.